EXHIBIT (a)(9)





FOR IMMEDIATE RELEASE


CONTACTS:

         Press Contact:                              Investor Contact:
         Jeffrey J. Leebaw                           Michael J. Foley
         (908) 524-3350                              (908) 524-3922


                  JOHNSON & JOHNSON ANNOUNCES CLEARANCE OF
                ANTITRUST REVIEW IN OFFER FOR INNOTECH, INC.


          New Brunswick, NJ (February 28, 1997) -- Johnson & Johnson (NYSE:
JNJ) announced today that the Federal Trade Commission has granted early termination to the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the tender offer for all outstanding shares of common stock of Innotech, Inc. (Nasdaq: IIII). The offer is scheduled to expire at midnight, New York City time, on March 17, 1997.